                                                                     EXHIBIT 4.4

CONFIDENTIAL TREATMENT REQUESTED BY NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH "*" AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                              Dated 22 October 2003

                 NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED

                           JITTER BUG HOLDINGS LIMITED

   AIG ASIAN OPPORTUNITY G.P., L.L.C., IN ITS CAPACITY AS GENERAL PARTNER FOR
                        AIG ASIAN OPPORTUNITY FUND, L.P.

           AMERICAN INTERNATIONAL ASSURANCE COMPANY (BERMUDA) LIMITED

                        THE PARTIES LISTED IN SCHEDULE 1

                                   WANG SHUANG

                                    DONG MIN

                    -----------------------------------------

                             SHAREHOLDERS' AGREEMENT

                                   CONCERNING

                             NINETOWNS DIGITAL WORLD
                             TRADE HOLDINGS LIMITED

                   -------------------------------------------

                                      INDEX

CLAUSE                                                                        PAGE
------                                                                        ----
1.   INTERPRETATION.........................................................    1

2.   BUSINESS OF THE GROUP..................................................    6

3.   BOARD CONSTITUTION AND BOARD AND SHAREHOLDERS' MEETINGS................    6

4.   MATTERS REQUIRING CONSENT OF THE INVESTORS.............................    8

5.   UNDERTAKINGS...........................................................   10

6.   RESTRICTIVE COVENANTS..................................................   11

7.   MANAGEMENT AND DIVIDEND................................................   13

8.   IPO AND FURTHER FINANCING..............................................   13

9.   NEW ISSUE AND RIGHT OF FIRST OFFER.....................................   14

10.  RIGHT OF FIRST REFUSAL.................................................   15

11.  CO-SALE RIGHTS.........................................................   17

12.  DRAG ALONG RIGHTS......................................................   18

13.  ACCESS TO INFORMATION..................................................   19

14.  COMMENCEMENT AND TERMINATION...........................................   21

15.  REPRESENTATIONS AND WARRANTIES.........................................   21

16.  CONFIDENTIALITY........................................................   22

17.  SEVERABILITY...........................................................   22

18.  ENTIRE AGREEMENT.......................................................   23

19.  CONFLICT WITH THE CONSTITUTION.........................................   23

20.  APPROVAL AND CONSENT...................................................   23

21.  AMENDMENTS.............................................................   23

22.  FURTHER ASSURANCE......................................................   23

23.  TIME OF ESSENCE AND REMEDIES AND WAIVERS...............................   23

24.  ASSIGNMENT AND COUNTERPARTS............................................   23

25.  NOTICES AND OTHER COMMUNICATION........................................   24

26.  RELATIONSHIP OF PARTIES................................................   24

27.  COSTS AND EXPENSES.....................................................   24

28.  GOVERNING LAW, JURISDICTION AND SERVICE OF PROCEEDINGS.................   24

SCHEDULE 1..................................................................   36

SCHEDULE 2..................................................................   37

SCHEDULE 3..................................................................   38

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN
OMITTED

THIS AGREEMENT is made on 22 October, 2003

BETWEEN

(1) JITTER BUG HOLDINGS LIMITED, a company established under the laws of the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands ("JITTER BUG");

(2) AIG ASIAN OPPORTUNITY G.P., L.L.C., IN ITS CAPACITY AS GENERAL PARTNER FOR AIG ASIAN OPPORTUNITY FUND, L.P., an exempted limited partnership formed under the laws of the Cayman Islands having its registered office c/o Maples & Calder, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands ("AOF");

(3) AMERICAN INTERNATIONAL ASSURANCE COMPANY (BERMUDA) LIMITED, a company established under the laws of Bermuda and having its registered office at American International Building, 29 Richmond Road, Pembroke, Bermuda HM 08, Bermuda ("AIAB");

(4)      THE PARTIES LISTED IN SCHEDULE 1;

(5) NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED also known as "[Name in Chinese]", a company established under the laws of the Cayman Islands with limited liability and having its registered office at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies, and registered as an overseas company in Hong Kong having its principal place of business in Hong Kong at Units 2502-3 Worldwide House, 19 Des Voeux Road Central, Hong Kong ("COMPANY");

(6)      WANG SHUANG [Name in Chinese], of *************************************
         ("MR. WANG"); and

(7)      DONG MIN [Name in Chinese], of ****************************************
         ("MS. DONG").

WHEREAS

(A) The Initial Shareholders and Jitter Bug together hold the entire issued capital of the Company, particulars whereof are set forth in schedule 2.

(B) This Agreement is entered into by the parties for the purposes of regulating the business, affairs and management of the Group as from the date hereof.

NOW IT IS HEREBY AGREED as follows:

1.       INTERPRETATION

1.1 In this Agreement, the following expressions shall, except where the context otherwise requires, have the following meanings:

         "ASSOCIATES"                        means, as to any body corporate,
                                             any of its shareholders, directors
                                             and officers, any other body
                                             corporate, unincorporated entity or
                                             person holding
                                             more than 20% of the interests
                                             therein or any other body
                                             corporate, unincorporated entity or
                                             person in which it holds more than
                                             20% of the interests therein or, as
                                             to an individual, any of his
                                             parents, brothers, sisters, issues
                                             and spouse ("RELATIVES") and any
                                             company or trust which may be,
                                             directly or indirectly, Controlled
                                             by such individual (including any
                                             company or trust Controlled by any
                                             of his relatives);

         "BOARD"                             means the board of Directors for
                                             the time being of the Company;

         "BUSINESS DAY"                      means a day, excluding Saturdays,
                                             on which banks in Hong Kong are
                                             generally open for business;

         "CONFIDENTIAL INFORMATION"          means:

                                             (i)      the particulars of the
                                                      Company set out in
                                                      schedule 2;

                                             (ii)     trade secrets or other
                                                      confidential information
                                                      of any Group Company,
                                                      including in particular
                                                      lists or details of
                                                      customers and clients of
                                                      any Group Company; and/or

                                             (iii)    the proprietary
                                                      information, observations
                                                      and data obtained by a
                                                      party during the
                                                      continuance of this
                                                      Agreement concerning the
                                                      organization, business,
                                                      technology, finance,
                                                      transactions or affairs of
                                                      any Group Company or any
                                                      other party;

         "CONSTITUTION"                      means the Memorandum and Articles
                                             of Association of the Company, as
                                             amended from time to time;

         "CONTROL", "CONTROLLED" or          means, in relation to a body
         "CONTROLLING"                       corporate, the power of a person
                                             directly or indirectly to secure
                                             that the affairs of such body
                                             corporate are conducted in
                                             accordance with the wishes of that
                                             person:

                                             (i)      by means of the holding of
                                                      shares or the possession
                                                      of voting power (either at
                                                      shareholder level or
                                                      director level) in or in
                                                      relation to that or any
                                                      other body corporate; or

                                             (ii)     by virtue of any powers
                                                      conferred by the
                                                      memorandum and articles of
                                                      association or by-laws or
                                                      other similar documents
                                                      regulating that or any
                                                      other body corporate;

         "DIRECTOR"                          means any director for the time
                                             being of the Company and where
                                             applicable, any alternate director;

         "DISPOSE"                           means to make or to effect any
                                             sale, assignment, exchange,
                                             transfer, or to grant any option,
                                             right of first refusal or other
                                             right or interest whatsoever or to
                                             enter into agreement for any of the
                                             same and the expression "DISPOSAL"
                                             shall be construed accordingly;

         "ENCUMBRANCE"                       means any mortgage, charge, pledge,
                                             lien (otherwise than arising by
                                             statute or operation of law),
                                             hypothecation, equities, adverse
                                             claims, or other encumbrance,
                                             priority or security interest, over
                                             or in any property, assets or
                                             rights of whatsoever nature or
                                             interest or any agreement for any
                                             of the same;

         "FOUNDERS"                          means each or any of Jitter Bug,
                                             Mr. Wang and Ms. Dong;

         "GROUP"                             means the Company and its
                                             subsidiaries from time to time;

         "HK$"                               means Hong Kong Dollars, the lawful
                                             currency of Hong Kong;

         "GROUP COMPANY"                     means each or any of the Company
                                             and its subsidiaries;

         "GROUP REORGANISATION"              means the group reorganization
                                             involving the Company acquiring
                                             from Mr. Wang and/or Ms. Dong or
                                             any investment vehicle that is
                                             wholly owned, directly or
                                             indirectly, by Mr. Wang and/or Ms.
                                             Dong, 10% equity interests in
                                             Beijing New Take e-Commerce Limited
                                             and Beijing Ninetowns Times
                                             e-Commerce Limited currently,
                                             directly or indirectly, owned by
                                             Mr. Wang and/or Ms. Dong, in
                                             consideration of which Mr. Wang
                                             and/or Ms. Dong or any investment
                                             vehicle wholly owned, directly or
                                             indirectly, by Mr. Wang and/or Ms.
                                             Dong, will acquire interest in the
                                             Company through the issuance by the
                                             Company of Shares or securities,
                                             equity interest and/or warrants,
                                             options or loan stock convertible
                                             into Shares without further payment
                                             credited as fully paid and based on
                                             a valuation of the Shares at least
                                             equal to the entry level valuation
                                             (that is, at a pre-money valuation
                                             of US$70,500,000 and a post-money
                                             valuation of US$82,500,000) in
                                             respect of the subscription of
                                             Shares by AOF and AIAB
                                             ("REORGANISATION ISSUE");

         "HONG KONG"                         means the Hong Kong Special
                                             Administrative Region of the PRC;

         "INITIAL SHAREHOLDERS"              means the Investors and the parties
                                             listed in schedule 1;

         "INVESTOR"                          means each or either of AOF and
                                             AIAB or its respective assigns;

         "IPO" means an initial public offering of Shares or, as the case may be, the shares of the relevant entity resulting from any merger, reorganisation or other arrangements made by the Company for the purposes of a public offering;

         "PRC"                               means the People's Republic of
                                             China;

         "PRC SUBSIDIARIES"                  means the subsidiaries of the
                                             Company in the PRC as at the date
                                             hereof, namely [Name in Chinese]
                                             ("BEIJING NEW TAKE E-COMMERCE
                                             LIMITED"), [Name in Chinese]
                                             ("BEIJING NINETOWNS TIMES
                                             E-COMMERCE LIMITED"), [Name in
                                             Chinese] ("BEIJING NINETOWNS
                                             DIGITAL TECHNOLOGY CO., LTD."), and
                                             [Name in Chinese] ("SHANGHAI NEW
                                             TAKE DIGITAL TECHNOLOGY CO.,
                                             LTD."), [Name in Chinese] ("BEIJING
                                             NINETOWNS PORTS SOFTWARE AND
                                             TECHNOLOGY CO., LTD."), particulars
                                             of which are set out in schedule 3;

         "QUALIFIED IPO"                     means an underwritten IPO on the
                                             main board of the Hong Kong Stock
                                             Exchange covering the offer and
                                             sale of Shares under aforesaid IPO
                                             to the public at a price per share
                                             that will generate:

                                             (i)      an absolute return of at
                                                      least 35% if the Qualified
                                                      IPO occurs within one
                                                      calendar year of the
                                                      Completion Date (as
                                                      defined in the
                                                      Subscription Agreement);
                                                      or

                                             (ii)     an internal return rate of
                                                      at least 35% per annum
                                                      from the Completion Date,

                                             in US$ terms (net of withholding
                                             tax but including dividend
                                             received) on the Subscription Price
                                             per Share paid by the Investors (as
                                             adjusted for any share splits,
                                             dividends, combinations,
                                             recapitalisations and the like), or
                                             a similar IPO on a recognised stock
                                             exchange not within the Hong Kong
                                             provided that such offering in
                                             terms of price, offering proceeds
                                             and regulatory approvals is
                                             reasonably equivalent to the
                                             aforesaid IPO in Hong Kong;

         "RMB"                               means Renminbi, the lawful currency
                                             of the PRC;

         "SHARES"                            means any issued shares of the
                                             Company;

         "SHAREHOLDERS"                      means any or all of those persons
                                             at any time holding any Shares;

         "SUBSCRIPTION AGREEMENT"            means the share subscription
                                             agreement dated 9 October, 2003 and
                                             made between the Company, the
                                             Founders and the Investors;

         "SUBSCRIPTION PRICE"                means the subscription price for
                                             Shares subscribed for and allotted,
                                             and paid by the Investors to the
                                             Company, in accordance with the
                                             Subscription Agreement;

         "SUBSIDIARY BOARDS"                 means the boards of directors for
                                             the time being of the subsidiaries
                                             of the Company and a "SUBSIDIARY
                                             BOARD" means any of them; and

         "US$"                               means United States dollars, the
                                             lawful currency of the United
                                             States of America.

1.2      In this Agreement:

         1.2.1 references to recitals, clauses and schedules are references to the recitals to and clauses of, and the schedules to, this Agreement;

         1.2.2 references to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

         1.2.3    references to parties are to parties of this Agreement;

         1.2.4 words importing the singular include the plural and vice versa, words importing one gender include every gender;

         1.2.5 references to a "COMPANY" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

         1.2.6 the terms "SUBSIDIARY" and "HOLDING COMPANY" shall bear the same meanings as are ascribed to them by section 2 of the Companies Ordinance, Cap. 32 of the Laws of Hong Kong at the date hereof;

         1.2.7 references to a "PERSON" or "IT" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

         1.2.8 references to writing shall include any mode of reproducing words in a legible and non-transitory form;

         1.2.9    references to times of the day are to Hong Kong time;

         1.2.10 headings to clauses and schedules are for convenience of reference only and shall not affect the interpretation of this Agreement;

         1.2.11 the schedules shall form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules;

         1.2.12 references to payments of money stated in RMB and to be paid in US$ shall be converted at the rate of RMB8.3:US$1, and references to payments of money stated in HK$ and to be paid in US$ shall be converted at the rate of HK$7.8:US$1.

1.3 The expression "SHAREHOLDERS" shall, where the context permits, include their respective successors, assigns and personal representative (where applicable).

2.       BUSINESS OF THE GROUP

2.1 The Group shall not conduct any business or activity other than their existing business as a software provider in digital (electronic) B2G transactions for import/export purposes, principally engaged in the design, research, development, sales and distribution of a series of standardized software products in compliance with the formalities of the PRC's State Import and Export Commodity Inspection and Quarantine Bureau and the provision of digital solutions to other governmental bodies including, but not limited to, the Customs General Administration of the PRC.

2.2 Any annual business plan, or amendment to an approved business plan prepared by or for the Company requiring the approval of the Investors shall be carried out by the Company on a best endeavours basis.

3.       BOARD CONSTITUTION AND BOARD AND SHAREHOLDERS' MEETINGS

3.1 The number of persons comprising the Board shall be nine, one of whom will be appointed by AOF pursuant to clause 3.2. No change in the Board constitution involving an increase or decrease of more than two Directors shall be made without the prior written consent of the Investors.

3.2 From the date hereof, AOF shall be entitled, by written notice to the Company, to nominate and appoint one person to the Board as a non-executive Director. AOF shall be entitled, by written notice to the Company to remove the Director nominated by it and nominate and appoint another person in his place. AOF shall be responsible for, and hold harmless the Company against, any claim made by the Director that is nominated and subsequently removed by AOF for wrongful dismissal, compensation for loss of office and all outstanding fees or remuneration arising out of such removal.

3.3 The Board shall convene a meeting at least once for each quarter of a year. The Company shall reimburse to each Director reasonable travelling expenses incurred by him for attending meetings of the Board.

3.4 In relation to meetings of the Board, a Director shall be given not less than 10 Business Days' written notice of meetings, but any meeting held without 10 Business Days' written notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting waive notice of the meeting in writing, and for this purpose, the presence of a Director at a meeting shall be deemed to constitute a waiver on his part in respect of such meeting. A Director may attend meetings of the Board in person, by telephone or by any other electronic means whereby all the Directors attending a meeting are able to contemporaneously communicate with each other and listen to all deliberations. The quorum of any meeting of the Board shall be three Directors present in person by telephone or by electronic means, which must include the Director nominated by AOF pursuant to clause 3.2.

3.5 The Board shall give not less than 14 Business Days' notice of meetings of Shareholders to those persons whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting. The quorum for any meeting of the Shareholders shall be three Shareholders present in person or by proxy and must include at least one of the Investors.

3.6 Except as specifically provided herein or by applicable laws but otherwise subject to clause 4, the management and control of each Group Company shall be exercised by the Board and the Subsidiary Boards who shall be responsible for the determination of the Group Company's overall policies and objects. Notwithstanding anything to the contrary contained in the Constitution or as provided by applicable law, none of the Group Companies may, without the prior resolution of the Board:

         3.6.1 make any acquisition of or material investment in, or disposition of any interest in, any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture, trust, business trust or other business entity which involves a consideration paid to or received by a Group Company in excess of US$1,000,000 ("OTHER ENTITY");

         3.6.2 merge, consolidate or combine any Group Company into or with any Other Entity which involves a consideration paid or received by a Group Company in excess of US$1,000,000;

         3.6.3 create or allow to be created any fixed or floating charge, lien (other than a lien arising by operation of law) or other Encumbrance over the whole or any part of the undertaking, property or assets of the Group, except for the purpose of securing the indebtedness of the Group to its bankers for sums borrowed in the ordinary and proper course of business;

         3.6.4 give any bond, guarantee, indemnity or suretyship to secure the liabilities or obligations of any person other than a Group Company and in furtherance of the Group's business interests;

         3.6.5 acquire, sell or dispose of any asset or assets (including interests in any Group Company and Associates) unless such acquisition, sale or disposition is made in accordance with the business plan adopted pursuant to clause 4.1.13 or the value thereof, when aggregated with that of all other such acquisition, sale or disposition made in any 12 month period, is less than the amount of US$1,000,000;

         3.6.6 the creation of, in respect of any member of the Group, any borrowings in respect of a single transaction or a series of related transactions resulting in a net debt equity ratio of 40% or more of the Group;

         3.6.7 enter into or vary any contract or transaction or assume any liability which is outside the ordinary course of the business or not on arm's length terms or not at market value or which is long-term, unusual or onerous;

         3.6.8 make any investment in securities, shares or other equity interest in any company or in any business;

         3.6.9 take any interest (whether freehold, leasehold or otherwise) in or licence over any real property;

         3.6.10 enter into any transaction or arrangement (including the acquisition or disposal of assets or engagement of any service) with any Shareholder or any Associates of a Shareholder for the payment of any fee, charge or other sum to any such person at the request of a Group Company;

         3.6.11 enter into any Director's service agreements or other arrangements (except for the existing arrangements illustrated in a pro-forma service agreement set out in schedule 4), or replace or vary any Director's service agreements or other arrangements by any Group

                  Company to provide for remuneration (including, without limitation, salary, bonus and other benefits) and/or the payment of any monetary sum to the Directors (other than those nominated by any of the Investors) which would have the effect of increasing such remuneration or payment;

         3.6.12 remove any Director (other than those nominated by any of the Investors, in which case the removal shall be effected pursuant to clause 3.2);

         3.6.13 establish or vary the powers delegated to any committee of the Board for managing the affairs of the Company or any Group Company;

         3.6.14 adopt or make any change in a financial year or appoint or change its auditors;

         3.6.15 appoint the chief executive officer or the financial officer of the Group;

         3.6.16 introduce, or modify, any management incentive schemes, share options and compensation plans that would involve any grant or issue (or agreement to grant or issue) of any option, warrant or similar rights for shares in any Group Company (including Shares) to employees and/or directors of any Group Company; or

         3.6.17 to the extent not otherwise covered by any of the other provisions of this clause 3.6, take any of the actions described in clause 4.

4.       MATTERS REQUIRING CONSENT OF THE INVESTORS

4.1 Notwithstanding anything to the contrary contained in this Agreement or the Constitution or any applicable law, the Shareholders and the Company shall each take all steps necessary to ensure that none of the Group Companies shall carry out any of the following actions, and no affirmative Board or Shareholder's resolution shall be adopted to approve or carry out the same, unless the Director appointed by AOF has or the Investors have, as the case may be, voted in the affirmative of such action:

         4.1.1 any amendment, modification or change of any rights, preferences, privileges, liabilities or powers of, or any restrictions provided for the benefit of, the Shares;

         4.1.2 any action that authorises, creates or issues Shares of any class having preferences superior to or on a parity with the Shares, whether in terms of voting rights or of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company;

         4.1.3 any new issue or new allotment of any shares, securities or equity interest in any Group Company that would dilute the respective percentage ownership of any shareholder, other than the allotment of no more than 117,000 Shares to The Applied Research Council contemplated at the date hereof;

         4.1.4 any issue or grant of any warrants, options or similar rights conferring on any person a right to acquire any shares, securities or equity interest in any Group Company, other than the Reorganisation Issue and the allotment of Shares to The Applied Research Council referred to in clause 4.1.3;

         4.1.5 any action that reclassifies or converts any issued or outstanding shares of the Company into shares having preferences superior to or on a parity with the preference or priority of the Shares, whether in terms of voting rights or of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company;

         4.1.6 any amendment, modification or change of the Constitution, this Agreement and/or the memorandum or articles of association or other similar documents of any of the Group Companies;

         4.1.7 any merger, sale or consolidation of the Company with one or more corporations as a result of which the shareholders of the company after such merger, sale or consolidation will not hold securities representing a majority of the voting power of the outstanding securities of the surviving or resulting company;

         4.1.8 the sale or Disposal of or creation of any Encumbrance over all or substantially all of the assets of any Group Company;

         4.1.9 the commencement of liquidation, dissolution, winding up or termination of any Group Company or any merger (or any other transaction of a similar nature or having a similar economic effect) or amalgamation of any Group Company with any other entity;

         4.1.10 any change in the business scope, nature and/or activities of any Group Company as set out in clause 2;

         4.1.11 any increase in or reduction of the authorised, issued or registered capital (as the case may be) of any Group Company or any sale, Disposal or the creation of any Encumbrance in respect of any equity interest in any Group Company, other than the Reorganisation Issue and the allotment of Shares to The Applied Research Council referred to in clause 4.1.3;

         4.1.12 any creation, grant or issue of (or agreement to create, grant or issue) any option, warrant or similar rights for shares in any Group Company (including Shares) to employees and/or directors of any Group Company, other than the grant of any option, warrant or similar rights for Shares not exceeding 10% of the aggregate issued share capital of the Company as enlarged by the allotment of Shares to The Applied Research Council referred to in clause 4.1.3.

         4.1.13 the approval of the annual business plan and/or budget for the Group (including the development of such plans) or a material change to a business plan and/or budget previously approved;

         4.1.14 any merger, acquisition or disposition of any assets or interests whereby the consideration paid or received by a Group Company exceeds US$1,000,000;

         4.1.15 enter into or amendment of any contracts for employment which will result in such employee receiving in excess of US$100,000 per annum by way of salary and benefits;

         4.1.16 borrow any amount, or incur any indebtedness or liability otherwise than in the ordinary course of business, or borrow any amount or incur any indebtedness or liability in the ordinary course of business in excess of an amount of US$2,000,000 in a single transaction or a series of related transactions, or on an accumulated basis commencing from the date hereof;

         4.1.17   grant any guarantee by the Company;

         4.1.18 grant any loan by the Company in aggregate in excess of US$500,000;

         4.1.19 declare or distribute any dividends, or amend the dividend policy of the Company;

         4.1.20 enter into any affiliate or related party transaction (as defined in the Hong Kong Statements of Standard Accounting Practice) in the aggregate amount of over US$300,000;

         4.1.21 entering into any swap, forward, futures or option transaction that is speculative in nature;

         4.1.22 initiate and/or settle any material litigation in the amount over US$1,000,000;

         4.1.23   appoint and/or change the Company auditors;

         4.1.24 form any subsidiary(ies), joint ventures and partnerships requiring a capital investment by the Group in excess of US$1,000,000;

         4.1.25 expand into new businesses (unless such expansions have previously been approved in an annual business plan previously approved by the Investors);

         4.1.26 change the size of the Board by more than two board seats after the appointment of a non-executive Director representing AOF;

         4.1.27 incur capital expenditure (outside the scope of approved annual budget) in excess of 10% of the approved annual budget;

         4.1.28 appoint or remove any of the chief executive officer, the chief operating officer and/or the chief financial officer; and/or

         4.1.29 adopt and/or amend or terminate the standard or current employment contracts or benefit plans for directors, president, senior vice president, vice president, financial controller, deputy financial controller, general manager and deputy general manager of the Company (including accepting the resignation of such personnel).

5.       UNDERTAKINGS

5.1 For the purpose of assuring to the Initial Shareholders the full benefit of the business and goodwill of the Group and as part of the inducement to the Investors to enter into the Subscription Agreement, the following undertakings are hereby given to the Initial Shareholders.

5.2 The Company undertakes that, and Jitter Bug shall procure that, the Company shall not:

         5.2.1 prior to the Group Reorganisation, reduce its beneficial interest (whether direct or indirect) in any PRC Subsidiary (other than in respect of Shanghai New Take Digital Technology Co., Ltd. in which the Company holds a 81% shareholding) to below 90% (and in the case of Shanghai New Take Digital Technology Co., Ltd., to below 81%) of the registered capital [Name in Chinese] of such PRC Subsidiary; and

         5.2.2 after the Group Reorganisation, reduce its beneficial interest (whether direct or indirect) in any PRC Subsidiary to below 100% of the registered capital [Name in Chinese] of such PRC Subsidiary, other than in respect of Shanghai New Take Digital Technology Co., Ltd. in which the Company shall not reduce its beneficial interest (whether direct or indirect) to below 90% of the registered capital [Name in Chinese].

5.3 Mr. Wang and Ms. Dong jointly and severally undertake that, for the period commencing from the date hereof and expiring on:

         5.3.1    the date one year from a Qualified IPO; or

         5.3.2    such date as the Investors shall hold less than 312,002
                  Shares,

         whichever shall occur the latest, they shall not reduce their existing equity interests, whether direct or indirect, in the registered capital [Name in Chinese] of any PRC Subsidiaries in which they hold equity interests at the date hereof, save for the purpose and only to the extent of the Group Reorganisation, and they shall not, after the Group Reorganisation or during such time as they hold direct or indirect equity interest in the Company, whichever is the earlier, at any time reduce their direct or indirect equity interests in the Company.

5.4 The following parties may not sell, transfer or otherwise Dispose of the following direct or indirect interests:

         5.4.1    Jitter Bug, in respect of Shares; and

         5.4.2 Mr. Wang and Ms. Dong, in respect of their direct or indirect equity interests in any PRC Subsidiaries at the date hereof, and, at any time they have a direct or indirect interest in Shares, Shares and any security interest acquired through the Reorganisation Issue, prior to the expiration of a period of six months commencing from the date on which the period in which the Initial Shareholders cannot sell, transfer or otherwise Dispose of their Shares referred to in clause 5.5 expires, and provided that the period in which the Founders are restricted shall not be, in any event, less than six months from an IPO.

5.5 As from the date of a Qualified IPO, the Initial Shareholders may not sell, transfer or otherwise Dispose of their Shares prior to the expiration of a period of six months after a Qualified IPO if it is a statutory requirement or a requirement of the Hong Kong Stock Exchange or relevant stock exchange for the Qualified IPO that the Investors do not sell, transfer or otherwise Dispose of their Shares prior to the expiration of a period of six months after the Qualified IPO.

5.6 Each of the Founders hereby agree and shall procure that the Company or any company at least 90% controlled by it shall be the exclusive entity to hold all international trade-related e-government software, and to conduct all activities and businesses related thereto. All new projects shall be considered first by the Company irrespective of the source and in the event that the Company decides against participation, the project may be considered by a Group Company but the project may not be taken up or injected into a Group Company on terms more favorable than those first previously offered to the Company.

5.7 The Company shall forthwith use their best endeavours to register the 'Ninetowns ([Name in Chinese])' name and logo as a trade and/or service mark in all jurisdictions with all relevant regulatory authorities in respect of the business carried on by the Group.

5.8 The Founders and the Company hereby undertake that they shall use their best endeavours to procure that the Group Reorganisation shall take place prior to an IPO.

5.9      This clause 5 shall survive termination of this Agreement.

6.       RESTRICTIVE COVENANTS

6.1 For the purpose of assuring to the Investors the full benefit of the business and goodwill of the Group and as part of the inducement to the Investors entering into the Subscription Agreement, each of the Founders hereby undertakes to the Company and to each of the Investors that, during the Relevant Period and for such period as will expire on the later of either (i) two years from the last day of the Relevant Period in respect of a Founder, or (ii) such date after the Relevant Period at which the Investors hold Shares representing less than 5% of the share capital of the Company at the date hereof (save that any reduction in Shares held by the Investors below the aforesaid 5% threshold as a direct result of the Investors being required to participate in a Drag Along Sale, that is initiated by other Initial Shareholders, shall be ignored and the Investors' shareholding shall be deemed to be 5% for the purposes of this clause after such Drag Along Sale) ("RESTRICTION PERIOD"), neither it/he nor any of its/his Associates will, whether directly or indirectly and either alone or in conjunction with, or on behalf of, any other person, firm or company and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise:

         6.1.1 be concerned with, engaged or interested in any business in any manner, directly or indirectly, which is in direct competition with the business carried on by any Group Company in Hong Kong or in the PRC or anywhere in the world ("TERRITORY") at any time during the Restriction Period;

         6.1.2 canvass, solicit or approach or cause to be canvassed, solicited or approached, any person in any manner in the Territory for orders or accept, receive or process any orders from any person who is or has been during the Restriction Period a customer or client of any Group Company where the orders relate to goods and/or services which are competitive with or of the type supplied by any Group Company at any time during the Relevant Period or the Restriction Period; or

         6.1.3 solicit or entice away, or endeavour to solicit or entice away, any employee or officer of any Group Company.

6.2 For the purpose of assuring to the Initial Shareholders the full benefit of the business and goodwill of the Group and as part of the inducement to the Initial Shareholders investing in the Group, each of Mr. Wang and Ms. Dong hereby undertakes and warrants (as the case may be) to the Company and each of the Initial Shareholders that:

         6.2.1 the current scope of business of Beijing Ninetowns Yadi Wall Paper Co., Ltd. is not, and will not be expanded into any business that would be, in direct competition with the business carried on by the Group (from time to time);

         6.2.2 the current scope of business of Beijing Ninetowns Import & Export e-Commerce Software Co., Ltd. is not, and will not be expanded into any business that would be, in direct competition with the business carried on by the Group (from time to time);

         6.2.3 the current scope of business of Beijing Xinchengtong Digital Technology Co., Ltd. is not, and will not be expanded into any business that would be, in direct competition with the business carried on by the Group (from time to time);

         6.2.4 in the event that the Group wishes to expand into a new line of business from the date hereof that would being it in competition with the business carried on by any of the entities referred to in clauses 6.2.1 to 6.2.3, procure that such entity(ies) will all such necessary acts and execute all documents to remove itself or themselves from being in direct competition with the Group.

6.3 Each undertaking in clauses 6.1 and 6.2 shall be treated as independent of the other undertakings so that, if any of them is held to be invalid or unenforceable for any reason, the remaining undertakings shall be valid to the extent that they are not affected.

6.4 Each Founder hereby expressly acknowledges and declares that it/he has duly considered the undertakings set out in clauses 6.1 and 6.2, so far as they apply to them, and considers that they are reasonable in the circumstances, and warrants and undertakes to each of the Investors that it/he shall not challenge or query the validity and enforceability of these undertakings.

6.5 Each of the undertakings set out in clauses 6.1 and 6.2 is for the benefit of each Investor or Initial Shareholder separately, and any of the Investors or Initial Shareholders may enforce such undertakings independently regardless of whether the other Shareholders are or intend to enforce such undertakings or have given or intend to give any waiver in relation thereof.

6.6 For the purposes of this clause 6, "RELEVANT PERIOD" means, in relation to Jitter Bug, the period during which it has any direct or indirect interest (legal or beneficial) in the issued share capital of any of the Group Companies, and in relation to Mr. Wang and Ms. Dong, the period during which he/she is a shareholder, Director, employee and/or has any direct or indirect interest (legal or beneficial) in the issued share capital of any of the Group Companies.

6.7 For the avoidance of doubt, this clause 6 shall survive termination of this Agreement.

7.       MANAGEMENT AND DIVIDEND

7.1 Save as otherwise provided in this Agreement or agreed between the parties, the Shareholders shall, and shall procure the Directors nominated by them to, exercise their powers and control in relation to the Group Companies so as to ensure that each of the Group Companies shall:

         7.1.1 carry on and conduct business and affairs in a proper and efficient manner and for its own benefit;

         7.1.2 transact its business on arm's length terms or on terms not less favourable than arm's length terms;

         7.1.3 keep proper books of account and therein make true and complete entries of all its dealings and transactions of and in relation to its business; and

         7.1.4 conduct its business in accordance with all applicable legal requirements, including the obtaining of all necessary licences, consents and approvals.

7.2 Subject to the circumstances prevailing at the relevant time including, in particular, the working capital requirements and the maintenance of relevant reserves of the Company (including, without limitation and share premium account), the Company shall distribute by way of dividend in accordance with the Constitution and subject to the terms of this Agreement in respect of each financial year such of its profits as are then lawfully available for distribution as shall be resolved by the Board.

8.       IPO AND FURTHER FINANCING

8.1 It is the parties' intention that the Company will use its best endeavors to complete a Qualified IPO no later than 31 December 2004. The parties hereto agree to cooperate in good faith to give effect to such Qualified IPO. In particular, Mr. Wang and Ms. Dong will agree to change the names of Beijing Ninetowns Yadi Wall Paper Co., Ltd. and/or Beijing Ninetowns Import & Export e-Commerce Software Co., Ltd., or any other entities using the 'Ninetowns ([Name in Chinese])' name in which they have any direct or indirect interest at the time of application for an IPO, to delete the word and/or characters 'Ninetowns ([Name in Chinese])' if not to do so would hinder the Company's application for an IPO.

8.2 The Shareholders are not under any obligation to provide any further funding to any of the Group Companies.

9.       NEW ISSUE AND RIGHT OF FIRST OFFER

9.1 Subject always to the Company having first obtained the consent of the Investors pursuant to clause 4.1.3 (other than the Reorganisation Issue and the allotment of Shares to The Applied Research Council referred to in clause 4.1.3), and except as provided in clauses 9.1.1 and 9.1.2 below, namely:

         9.1.1 securities issued in consideration of the acquisition by the Company of another corporation by merger or purchase of substantially all its assets; or

         9.1.2 securities issued pursuant to the consent in writing of all Shareholders for the time being,

         the Company shall not authorise, create or issue any Shares or securities of any class and will not authorise, issue or grant any options, warrants, conversion rights or other rights to purchase or acquire any Shares or securities of any class without first offering to the other Shareholders the right of first offer described in this clause 9.

9.2 Subject to clause 9.1, each Shareholder shall have a right of first offer to purchase and subscribe for an amount of Shares or securities (or any options, warrants, conversion rights or other rights to purchase or acquire Shares or securities) of the Company of any class or kind which the Company proposes to issue ("PRE-EMPTIVE SECURITIES") sufficient to maintain such Shareholder's proportionate beneficial ownership interest in the Company (on an as-converted, fully diluted basis).

9.3 If the Company wishes to issue any Pre-emptive Securities and after having obtained the Investors' consent by way of their affirmative vote or the affirmative vote of the AOF nominated Director at the relevant meeting, it shall prior to such issue give the Shareholders written notice of the proposed issue. The notice shall set forth the terms and conditions of the proposed issue (including the number of Pre-emptive Securities to be offered and the price, if any, for which the Company proposes to offer such Pre-emptive Securities), and such notice shall constitute an offer to issue the Pre-emptive Securities to the Shareholders on such terms and conditions.

9.4 The Shareholders may accept such offer by delivering a written notice of acceptance ("ACCEPTANCE NOTICE") to the Company within 14 days after receipt of the notice of the Company of the proposed issue. Any Shareholder exercising its right of first offer shall be entitled to participate in the purchase and subscription of Pre-emptive Securities on a pro rata basis to the extent necessary to maintain such Shareholder's proportionate beneficial ownership interest in the Company (such Shareholder's "PRO RATA PORTION") (and for purposes of determining such Shareholder's Pro Rata Portion, any Shareholder shall be treated as owning that number of Shares into which any outstanding convertible shares may be converted and for which any outstanding options may be exercised). The Shareholders shall have the right of oversubscription such that if any Shareholder fails to purchase or does not accept its Pro Rata Portion, the other Shareholders shall, among them, have the right to purchase up to the balance of the Pre-emptive Securities not so purchased. The right of oversubscription may be exercised by a Shareholder by notifying the Company of its desire to purchase more than its Pro Rata Portion. If, as a result thereof, such oversubscription exceeds the total number of Pre-emptive Securities available in respect of such oversubscription privilege, the oversubscribing Shareholders shall be cut back with respect to their oversubscriptions on a pro rata basis in accordance with their respective Pro Rata Portion or as they may otherwise agree among themselves.

9.5 The Company shall, in writing, inform promptly each Shareholder which elects to purchase its Pro Rata Portion of Pre-emptive Securities of any other Shareholders' failure to do so.

9.6 If any Shareholder who elects to exercise its right of first offer does not complete the purchase and subscription of such Pre-emptive Securities within 14 days after delivery of its Acceptance Notice to the Company, such Shareholder shall be deemed to have withdrawn its/his offer to purchase and subscribe for such Pre-emptive Securities and the Pre-emptive Securities the subject of such withdrawn offer shall be immediately reoffered to the Shareholders (excluding the withdrawing Shareholder) in accordance with clause 9.2.

9.7 If the Company does not complete the issue of the Pre-emptive Securities within such 60 day period, the right of first offer provided in this clause 9 in respect of such Pre-emptive Securities shall be deemed to be revived and the Pre-emptive Securities shall not be offered to any person unless first reoffered to the Shareholders in accordance with clause 9.2.

9.8 Pre-emptive Securities may only be offered to third parties if the provisions of this clause 9 have been complied with and not all Pre-emptive Securities have been subscribed for by the Shareholders, in which case such available Pre-emptive Securities shall be offered to third parties on terms no more favourable than those offered to the Shareholders and such allotment shall occur no more than 30 days from the date when it was determined that all Pre-emptive Securities would not be taken by the Shareholders.

9.9 Notwithstanding anything herein contained, no Pre-emptive Securities shall be issued by the Company to any person ("NEW SHAREHOLDER") who is not already a Shareholder without the New Shareholder having executed a deed of adherence agreeing to be bound by the terms of this Agreement prior to becoming a Shareholder.

10.      RIGHT OF FIRST REFUSAL

10.1     Subject to clauses 5.3 and 5.4 and excepting any transfers of Shares:

         10.1.1 pursuant to the relevant provisions regarding the various price adjustment mechanisms as are contained in the respective agreements for the sale and purchase of Shares between the relevant Initial Shareholders and Jitter Bug (provided always that Jitter Bug may not reduce its shareholding in the Company at any time to below 60%), or

         10.1.2 to Mr. Wang and/or Ms. Dong, or any investment vehicle that is wholly owned, directly or indirectly, by Mr. Wang and/or Ms. Dong, pursuant to the Group Reorganisation under which the aggregate Shares to be transferred to Mr. Wang and/or Ms. Dong, or any investment vehicle that is wholly owned, directly or indirectly, by Mr. Wang and/or Ms. Dong, will not in aggregate exceed 10% of the issued share capital of the Company as enlarged by the allotment of Shares to The Applied Research Council referred to in clause 4.1.3, before any Shares may be sold or otherwise transferred or Disposed of by any Shareholder (other than the Initial Shareholders) (including transfer by gift, operation of law or other involuntary transfer, such as liquidation), the Initial Shareholders shall have a right of first refusal ("RIGHT OF FIRST REFUSAL") to purchase such Shares ("OFFERED SHARES") in accordance with the terms of this clause 10.

10.2 Before the transfer of any Offered Shares, the selling Shareholder (other than the Initial Shareholders) ("TRANSFEROR") shall deliver to the Company and the Initial Shareholders a written notice ("TRANSFER NOTICE") stating:

         10.2.1 the Transferor's intention to sell or otherwise transfer or Dispose of such Offered Shares;

         10.2.2 the name of each proposed purchaser or other transferee ("PROPOSED TRANSFEREE");

         10.2.3 the number of Offered Shares to be transferred to each Proposed Transferee; and

         10.2.4 the cash price and/or other consideration for which the Transferor proposes to transfer the Offered Shares (or in the event of a transfer which by its nature will not result in any cash or other consideration being paid, at the appraised value of the Offered Shares as determined by the Company's independent public accountants) ("OFFERED PRICE").

         The Transfer Notice shall constitute an irrevocable offer by the Transferor to sell the Offered Shares at the Offered Price to the Initial Shareholders.

10.3     10.3.1   Each Initial Shareholders shall have the right, upon notice to the Transferor at any time within 14 Business Days after receipt of the Transfer Notice ("PURCHASE RIGHT PERIOD") to purchase up to its Pro Rata Share of all or any of such Offered Shares at the Offered Price and on the same terms (or terms as similar as reasonably possible) on which the Transferor is proposing or is to Dispose of such Offered
                  Shares, and the Transferor shall, upon receipt of the notice of purchase from the Initial Shareholder, sell such Offered
                  Shares to the Initial Shareholder pursuant to such terms. In respect of an Initial Shareholder, his "PRO RATA SHARE" for the purposes of this clause shall mean the ratio of (i) the number of Shares held by such Initial Shareholder (as for any Shares, on an as-converted, fully diluted basis) bears to (ii) the total number of Shares (on an as-converted, fully diluted basis) held by the Initial Shareholders.

         10.3.2 The Transferor shall grant to the Initial Shareholders the right of oversubscription such that if any Initial Shareholder fails to purchase any or up to its Pro Rata Share, the other Initial Shareholders shall have the right to purchase up to the balance of the Offered Shares not so purchased. Such right of oversubscription may be exercised by the Initial Shareholder by notifying the Transferor of its desire to purchase more than its Pro Rata Share.

         10.3.3 Upon expiration of the Purchase Right Period, the Transferor will provide notice to the Initial Shareholders as to whether or not the Right of First Refusal has been exercised by the Initial Shareholders ("EXPIRATION NOTICE").

10.4 If any of the Offered Shares proposed in the Transfer Notice to be transferred are not purchased by the Initial Shareholders, then after the issue of the Expiration Notice and subject to the co-sale rights set forth in clause 11, the Transferor may sell or otherwise transfer or Dispose of such Offered Shares which have not been purchased to the Proposed Transferee(s) at the Offered Price or at a higher price, provided that such sale or other transfer shall be completed and consummated no sooner than five Business days and no later than 60 days after the date of the Expiration Notice and provided further that the Proposed Transferee(s) executes a deed of adherence confirming that the provisions of this Agreement shall continue to apply to the Proposed Transferee(s) and to the Offered Shares that are transferred to such Proposed Transferee(s). If the Offered Shares described in the Transfer Notice are not transferred to the Proposed Transferee(s) within such 60 day period, the Transferor will not transfer or Dispose of any Offered Shares unless such securities are first re-offered to the Initial Shareholders in accordance with this clause 10.

11.      CO-SALE RIGHTS

11.1 Each Initial Shareholder shall have the right to participate, on a pro rata basis, in any sale or Disposal by Shareholders (other than the Initial Shareholders) to a Proposed Transferee upon the same terms and conditions as set forth in the Transfer Notice, subject to the terms and conditions set forth in this clause 11. An Initial Shareholder shall exercise its right by delivering to the Transferor, within five Business Days after receipt of the Expiration Notice, written notice of its intention to participate, specifying the number of Shares such Initial Shareholder desires to sell to the Proposed Transferee. At the closing of the transaction, such Initial Shareholder shall deliver one or more certificates representing the number of Shares which such Initial Shareholder elects to sell hereunder together with instruments of transfer and other documents necessary for transfer of such Shares to the Proposed Transferee, and the Transferor shall pay to such Initial Shareholder a pro rata amount of the purchase price received from the Proposed Transferee as corresponds to the number of Shares sold by such Initial Shareholder as a proportion of the total number of Shares sold to the Proposed Transferee. Each Initial Shareholder shall have the right to sell up to that number of Shares equal to the product of (1) the number of Offered Shares multiplied by (2) a fraction, the numerator of which is the number of Shares owned by such Initial Shareholder, and the denominator of which is the sum of (i) the number of Shares held by the Transferor after any exercise of the Right of First Refusal by the Initial Shareholders and (ii) the number of Shares held by all the Initial Shareholders electing to sell Shares pursuant to this clause. In the event that the Proposed Transferee desires to purchase a number of Shares different from the amount of the Offered Shares, the amount that the Proposed Transferee desires to purchase shall be substituted for Offered Shares in the above equation for the purpose of determining each Initial Shareholder's participation rights. If none of the Initial Shareholders elect to participate in the sale of the Offered Shares subject to the Transfer Notice, the Transferor may complete the transfer of the Offered Shares covered by the Transfer Notice in accordance with clause 10.4. Any proposed transfer on terms and conditions more favourable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any of the Offered Shares by the Transferor, shall again be subject to the co-sale rights of the Initial Shareholders and shall require compliance by the Transferor with the procedures described in this clause 11.

11.2 To the extent that any Proposed Transferee prohibits such assignment or otherwise refuses to purchase Shares from any Initial Shareholder exercising its rights of co-sale under this clause 11, the Transferor shall not sell to the Proposed Transferee any Shares unless and until, simultaneously with such sale or transfer, such Proposed Transferee shall purchase such Shares from such Initial Shareholder on the same terms and conditions specified in the Transfer Notice.

11.3 The exercise or non-exercise of the right to participate under this clause 11 with respect to a particular sale or Disposal by a Shareholder (other than the Initial Shareholders) shall not adversely affect any Initial Shareholder's right to participate in subsequent sales or Disposals by a Shareholder (other than the Initial Shareholders) pursuant to this clause 11.

11.4 Save as provided in this Agreement, Jitter Bug may not, without the prior written consent of the Investors, Dispose of its beneficial interest in Shares or shares held directly or indirectly in the share capital or equity interest of any Group Company. If a Founder is the Transferor under clause 10, clause 11.1 shall be subject to the Initial Shareholders' right to transfer or Dispose of Shares held in their respective names in priority to the Shares to be transferred or Disposed of by the Founder as Transferor and each Initial Shareholder may transfer or Dispose of up to that number of Shares equal to the sum of (1) the number of Offered Shares multiplied by (2) a fraction, the numerator of which is the number of Shares owned by such Initial Shareholder, and the denominator of which is the number of Shares held by all the Initial Shareholders electing to sell Shares pursuant to clause 11.1. Any sale, assignment or other transfer or Disposal of Offered Shares by the Founder contrary to the provisions of this Agreement hereof shall be null and void, and the Proposed Transferee shall not be recognised by the Company as the holder or owner of the Offered Shares purported to be sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights), unless and until the Founder has satisfied the requirements of this Agreement with respect to such Disposal. The Founder shall provide the Company and the Investors with written evidence that such requirements have been met or waived prior to consummating any sale, assignment, transfer or other Disposal of securities, and no Shares shall be transferred on the books of the Company until such written evidence has been received by the Company and the Investors or the Disposal of the Shares is consented to by the Investors in writing.

11.5 The certificates evidencing the Shares of the Company shall bear, in addition to any other legend required under the applicable laws, the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS, INCLUDING RESTRICTIONS ON TRANSFER, AS SET FORTH IN A SHAREHOLDERS' AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE ISSUER AND CERTAIN SHAREHOLDERS OF THE ISSUER."

11.6 The legend referred to in clause 11.5 shall be removed upon termination of this Agreement.

12.      DRAG ALONG RIGHTS

12.1 If there is no Qualified IPO by 31 December 2004, Initial Shareholders singly or together representing 50% or more of the Shares held by the Initial Shareholders at the date hereof as set out in schedule 2 hereof may, at any time after 31 December 2004 and after having notified and requested the other Initial Shareholders in writing to join it/them (and other Initial Shareholders may accept such invitation within three Business days of receipt of the notice and request by way of written notice to the addressors of the notice and request) in the exercise of their Drag Along Rights, propose to sell all their Shares ("DRAG ALONG SHAREHOLDERS") to any interested buyer ("TRANSFEREE") of their choice ("DRAG ALONG SALE"). The Drag Along Shareholders may, at their option, require all the other Shareholders ("REMAINING SHAREHOLDERS") to sell such amount of their respective Shares representing at least 51% of the effective interests in the PRC Subsidiaries via the Company (comprising all the Shares held by the Drag Along Shareholders and pro-rata amounts of Shares held by the Remaining Shareholders) to the Transferee by delivering to the Company and the Remaining Shareholders written notice of their decision to compel the Remaining Shareholders to sell such amount of their respective Shares and participate in the Drag Along Sale ("DRAG ALONG NOTICE") on the same terms and conditions as the Drag Along Sale, save only the identity of the transferor. The Remaining Shareholders shall be required to participate in the Drag Along Sale on the terms and conditions set forth in the Drag Along Notice and to tender such amount of their respective Shares, as set forth below.

12.2 Where there is more than one interested buyer, the Transferee shall be the Buyer that offers the highest purchase price for Shares on terms satisfactory to the Investors.

12.3 Each of the Remaining Shareholders required to participate in the Drag Along Sale shall:

         12.3.1 against payment of the consideration for the Shares by the Transferee, deliver to the Transferee the transfer documents and certificate(s) representing such amount of their respective Shares that such Remaining Shareholder is selling in the Drag Along Sale on or before the completion of the Drag Along Sale;

         12.3.2 collect directly from the Transferee the consideration to be paid for the Shares he is selling in the Drag Along Sale; and

         12.3.3 co-operate in good faith to complete the Drag Along Sale to such Transferee hereunder.

12.4 In the event that any of the Remaining Shareholders should fail to deliver such transfer documents and certificate(s) to such Transferee, any Director is hereby authorised to execute and deliver the necessary transfer documents on that Remaining Shareholder's behalf and the Company may receive the purchase money in trust for the Remaining Shareholder (which shall be paid into a separate bank account in the Company's name) and cause the Transferee to be registered as the holder of such Shares.

12.5 The receipt by the Company of the purchase money shall be a good discharge to the Transferee (who shall not be bound to see the application thereof) and after the Transferee has been registered in purported exercise of the aforesaid powers the validity of the proceedings shall not be questioned by any person.

12.6 Any Shareholder who is the subject of a Drag Along Sale shall use all reasonable efforts to sell the respective required number of Shares in the Drag Along Sale in compliance with all applicable laws, without limitation, within 60 days from the delivery of the Drag Along Notice.

12.7 Promptly after the completion of the Drag Along Sale, the Drag Along Shareholders shall:

         12.7.1   give notice thereof to the Company, and

         12.7.2 furnish such other evidence of the completion and time of completion of such Drag Along Sale and the terms thereof as may be reasonably requested by the Company.

12.8 Each of the Remaining Shareholders represents and warrants in favour of the Transferee at the date of completion of the Drag Along Sale that:

         12.8.1 the Shares being sold by them will be free of all liens, charges and encumbrances; and

         12.8.2   they are the legal owners of such Shares,

         provided that any Remaining Shareholder who is an Initial Shareholder shall not be required to make any representation or warranty to the Transferee other than as set out in clauses 12.8.1 and 12.8.2, regardless of any requirements to the contrary stipulated in the Drag Along Notice.

12.9 There shall be no liability on the part of the Drag Along Shareholders to any of the Remaining Shareholders if the Drag Along Sale is not completed for whatever reason.

12.10 Prior to the completion of the drag Along Sale, the Transferee shall execute a deed of adherence agreeing to be bound by the terms of this Agreement.

13.      ACCESS TO INFORMATION

13.1 As from the date hereof, the Company shall and the Founders shall procure the Company to deliver to each Initial Shareholder all information and documentation (financial or otherwise) which is provided to a Director, which shall, without limitation, include the following documents:

         13.1.1 audited consolidated annual management accounts within 120 days after the end of each financial year, audited by a "Big 4" accounting firm of the Company's choice;

         13.1.2 unaudited consolidated annual management accounts of each Group Company within 45 days after the end of each financial year;

         13.1.3 annual business plan, annual budget and protected financial statements relating to each Group Company at least 30 days prior to its financial year end;

         13.1.4 monthly consolidated management accounts, including without limitation, the income statement, balance sheet and cash flow of the Company, within 20 days of the end of each month; and

         13.1.5 such other operating statistics and other trading and financial information in such form as the shareholders may require in order for them to be kept properly informed about the Company's interest and to generally protect their respective interests.

         All the financial statements referred to in clauses 13.1.1 to 13.1.5 above shall be prepared in conformance with Hong Kong accounting standards and shall include a balance sheet, profit and loss accounts, income statements and statement of cash flows and all directors' notes thereto.

13.2 Each Initial Shareholder shall have the right to discuss the business, operations and management and other matters of Group Companies with their directors, officers, employees, accountants, legal counsel and investment bankers during normal business hours.

13.3 The Company shall provide the Initial Shareholder with an opportunity to discuss and review the management accounts within 30 days of receipt by them.

13.4 Notwithstanding the consummation of an IPO, the Company shall, and the Founders shall procure that the Company will, for a period of three years following such IPO, deliver to each Investor copies of all annual, interim and/or quarterly reports to shareholders, and all other filings required to be made with the Securities and Futures Commission of Hong Kong and/or any other applicable regulatory, securities exchange or governmental authorities so long as the Investors remain as the Shareholders. This clause 13.4 shall survive the termination of this Agreement.

13.5 The Company shall retain an internationally recognized accounting firm to determine for each fiscal year of the Company whether the Company or any Group Company is a "controlled foreign corporation," a "passive foreign investment company" or a "foreign personal holding company," in each case within the meaning of the US Internal Revenue Code, and to assist the Company in satisfying the covenants contained in this clause
         13.5. Promptly after the end of each fiscal year, the Company shall provide to the Investors a written report by such accounting firm setting forth in reasonable detail such accounting firm's determination for such fiscal year. In the event that the Investors do not receive such report from the Company within 90 days from the end of a fiscal year, the Company shall be deemed to have represented to the Investors that it was not a "controlled foreign corporation", a "passive foreign investment company", or a "foreign personal holding company", in each case within the meaning of the US Internal Revenue Code, for that fiscal year.

13.6 If the Company constitutes a "passive foreign investment company" for any taxable year, the Company shall provide the Investors with any statement (including a "Passive Foreign Investment Company Annual Information Statement"), certificate or information necessary in order for the Investors or the direct or indirect investors in an Investor to timely and properly (i) make a "qualified elective fund" election, within the meaning of the US Internal Revenue Code, for the Company, and (ii) comply with the reporting requirements applicable to an investor that makes such a "qualified elective fund" election. The Company shall not elect to determine the value of its assets under the provisions of Section 1297(f)(2)(B) of the US Internal Revenue Code without the consent of the Investors.

13.7 The Company shall promptly furnish to the Investors information reasonably requested to enable the Investors or the direct or indirect investors of an Investor to comply with any tax reporting requirements with respect to the acquisition, ownership, or disposition of, and income attributable to, any Shares held by such Investor, including, without, limitation, such information as may be reasonably requested by any Investor to complete (or to provide information to others to complete) US federal, state or local income tax returns, including, without limitation, with respect to the status of the Company or any Group Company as a "controlled foreign corporation" a "passive foreign investment company" or a "foreign personal holding company" in each case within the meaning of the US Internal Revenue Code, or to provide information to taxing authorities or to investors in any Investor with respect to such matters. The Company hereby undertakes to keep, for so long as may be reasonably requested by the Investors, such documentation supporting such tax-related information supplied to the Investors as provided herein.

13.8 The Company shall use its best efforts to operate in a manner that prevents the Company from constituting a "controlled foreign corporation" a "passive foreign investment company" or a "foreign personal holding company" in each case within the meaning of the US Internal Revenue Code.

14.      COMMENCEMENT AND TERMINATION

14.1 This Agreement shall take effect and become legally binding on the parties immediately upon execution.

14.2 For the avoidance of doubt, the parties hereto agree to terminate this Agreement (save for such provisions thereof as are intended to continue after an IPO) on the receipt by the Company of an in-principle approval for listing or, conditional upon the listing occurring as envisaged, on such date prior to a listing as may be required by the relevant regulatory body in order to achieve the listing, by executing a termination agreement conditional upon the occurrence of the listing and to take effect from the date of the listing of the Company, and in the event of the listing not taking place by 31 December 2004, the termination agreement shall lapse and this Agreement and all the rights, obligation and provisions hereto shall continue to apply to the parties with full force and effect.

14.3 This Agreement shall terminate in relation to any Shareholder after such Shareholder shall have ceased to be a shareholder of the Company.

14.4 Termination of this Agreement shall not release any party from any liability which at the time of termination has already accrued to the other parties or any liability arising or maturing after such termination as a result of any breach, omission committed or omitted prior to such termination.

15.      REPRESENTATIONS AND WARRANTIES

15.1 Each party enters into this Agreement on the basis of, and in reliance on, the following representations and warranties made by each party:

         15.1.1 that it/he has the power and authority to enter into and perform this Agreement;

         15.1.2 this Agreement constitutes, or will constitute when executed, valid, legal and binding obligations on it/him in the terms of the agreement; and

         15.1.3 compliance with the terms of this Agreement will not breach or constitute a default under any:

                  (a) agreement or instrument to which that party is a party or by which they are bound; or

                  (b) order, judgment, decree or other restriction applicable to that party.

15.2 The Founders jointly and severally represent and warrant that immediately on signing this Agreement, the information and particulars of the shareholdings in the Company set out in schedule 2 is true and correct.

16.      CONFIDENTIALITY

16.1 Each of the Parties shall not disclose, divulge or communicate to any party that is not a party to this Agreement, nor to any other unauthorised person or use for its/his own account, or through any failure to exercise all due care and diligence cause, or permit, any unauthorised disclosure of, any Confidential Information unless and to the extent that the Company and every other party has given their prior written consent for disclosure, or may, subject to any practicable arrangements to protect confidentiality, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process or arbitration regarding any legal action, suit or proceeding arising out of or relating to this Agreement or in connecting with any proposed sale of the Party's interest in the Company.

16.2 For the purposes of this clause 16 the expression "PARTY" shall include, where such party is a corporation, all companies Controlled by, or under common Control with, that party and the employees or agents of that party and of such subsidiary or controlled companies.

16.3     This clause 16 shall not apply to disclosure by (A) the Investors to
         (i) any investor or shareholder of either of the Investors, (ii) any member of the AIG group of companies ("AIG GROUP"), (iii) any fund managed or advised by the AIG Group, (iv) any investment manager or adviser that manages or advises an AIG fund, (v) potential investors in a fund managed or advised by the AIG Group, (vi) any potential investor in the Company (whether by way of the purchase of Shares held by the Investors or the subscription of new Shares), (vii) their legal advisers, (viii) accountants or auditors or (ix) banks or other financial institutions; and (B) the professional advisers to the Company including, but not limited to, its financial advisers, legal advisers, auditors and bankers.

17.      SEVERABILITY

17.1 If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.2 If any provision of this Agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it valid and enforceable.

17.3 The parties agree, in the circumstances referred to in clause 17.1, and if clause 17.2 does not apply, to attempt to substitute for any invalid or unenforceable provision a valid and enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision. The obligations of the parties under any invalid or unenforceable provision of this Agreement shall be suspended while an attempt at such substitution is made.

18.      ENTIRE AGREEMENT

         This Agreement and, in relation to each Shareholder, the share subscription agreement between, inter alia, the Shareholder and the Company constitutes the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no party hereto has relied or is entitled to rely on any such proposals, representations, warranties, agreements or undertakings.

19.      CONFLICT WITH THE CONSTITUTION

         In the event of any conflict between the provisions of the Agreement and the terms of the Constitution, the provisions of this Agreement shall prevail and, if any of the parties hereto shall so require, the Constitution shall be revised so as to reflect the provisions of this Agreement.

20.      APPROVAL AND CONSENT

20.1 Where this Agreement expressly requires a party to obtain the other party's consent, the party whose consent is required may, in its absolute discretion:

         20.1.1 give any approval or consent under this Agreement conditionally or unconditionally; or

         20.1.2   withhold that approval or consent.

21.      AMENDMENTS

         This Agreement may not be modified or varied except by an instrument in writing signed by all the parties hereto or their duly authorized representative.

22.      FURTHER ASSURANCE

         Each of the parties hereto undertakes with each of the others to do all things reasonably within his power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

23.      TIME OF ESSENCE AND REMEDIES AND WAIVERS

23.1     Time shall be of the essence of this Agreement.

23.2 No delay or omission by any party in exercising any right, power or remedy provided by law or under this Agreement shall:

         23.2.1   affect that right, power or remedy; or

         23.2.2   operate as a waiver of it.

23.3 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

24.      ASSIGNMENT AND COUNTERPARTS

24.1 This Agreement shall be binding on and shall enure for the benefits of the successors and assigns of the parties hereto.

24.2 Each of the Shareholders may assign and transfer its rights, benefits and obligations of and in this Agreement, in conjunction with the transfer of its Shares, to a company which is its subsidiary or a subsidiary of the holding company of it and each Investor may assign such rights, benefits and obligations to any member of the AIG Group and/or any fund managed or advised by the AIG Group in conjunction with the transfer of its Shares. Save as aforesaid, and save as provided herein, no party hereto may assign or transfer any of his or its rights or obligations under this Agreement.

24.3 This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which, when so executed and delivered, shall be an original but all the counterparts shall together constitute one and the same instrument.

25.      NOTICES AND OTHER COMMUNICATION

         Any notice or other communication to be given under this Agreement shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial address and fax number so designated by each party being set out in schedule 3. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch and if so sent by post (or, if sent to an address outside of Hong Kong, so sent by courier) shall be deemed received three Business Days after the date of despatch (in the case of local mail) and five Business Days after the date of despatch (in the case of overseas registered/certified mail).

26.      RELATIONSHIP OF PARTIES

         Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the parties, or to authorise any party to act as agent for the other, and no party shall have authority to act in the name or on behalf of or otherwise to bind any other party in any way, including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power.

27.      COSTS AND EXPENSES

         Each party shall bear its own costs and expenses (including legal expenses) in respect of the transactions contemplated by this Agreement and all other expenses for the implementation of such transactions.

28.      GOVERNING LAW, JURISDICTION AND SERVICE OF PROCEEDINGS

28.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in respect of this Agreement.

28.2 Nothing contained in this clause shall limit the right of any party to take any suit, action or proceedings arising under this Agreement against any of the other parties in any other court of competent jurisdiction, nor shall the taking of any suit, action or proceedings arising under this Agreement in any one or more jurisdictions preclude the taking of any suit, action or proceedings arising under this Agreement in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of that jurisdiction.

28.3 Each of the parties hereto hereby irrevocably authorizes and appoints the agent described in the second column in schedule 3 opposite its name (or such other person being resident of or incorporated in Hong Kong as it may by notice to the other parties substitute) to accept service of all legal process arising out of or in connection with this Agreement and service on such agent (or such substitute) shall be deemed to be service on the party concerned.

IN WITNESS whereof the parties executed this Agreement the day and year first above written.

SIGNED by Ng Kin Fai          )
For and on behalf of          )      Jitter Bug Holdings Limited
Jitter Bug Holdings Limited   )      /s/ Ng Kin Fai
in the presence of :          )

/s/ Kenneth Chan

SIGNED by                                )
AIG Asian Opportunity G.P., L.L.C.       )
in its capacity as general partner for   )  /s/ Stephen Tsuei
AIG Asian Opportunity Fund, L.P.         )
in the presence of:                      )
/s/ Adrienne Pang

SIGNED by                                )
For and on behalf of                     )
American International Assurance         )  /s/ Stephen Tsuei
Company (Bermuda) Limited                )
in the presence of:                      )
/s/ Adrienne Pang

SIGNED by Wang Shuang          )
For and on behalf of           )  Ninetowns Digital World Trade Holdings Limited
Ninetowns Digital World Trade  )  /s/ Wang Shuang
Holdings Limited               )
in the presence of:            )
/s/ Kenneth Chan

SIGNED by Wang Shuang          )  /s/ Wang Shuang
in the presence of:            )
/s/ Kenneth Chan

SIGNED by Dong Min             )  /s/ Dong Min
in the presence of:            )
/s/ Kenneth Chan

SIGNED by                      )
For and on behalf of           )  /s/ Lee Tat Man
Ever Praise Holdings Limited   )
in the presence of:            )
/s/ Tommy Fork
                                       29

SIGNED by                           )
For and on behalf of                )  /s/ Philip Chen
Titan I Venture Capital Co., Ltd.   )
in the presence of:                 )
/s/ Tommy Fork

SIGNED by                           )
For and on behalf of                )  /s/ Philip Chen
Titan II Venture Capital Co., Ltd.  )
in the presence of:                 )
/s/ Tommy Fork

SIGNED by                           )
For and on behalf of                )
CFM Investments Limited-CFM         )  /s/ Philip Chen
Greater China Fund                  )
in the presence of:                 )
/s/ Tommy Fork

SIGNED by                              )
of China Equity Partners Limited       )
as General Partner for                 )  /s/ Colin Sau
China Equity Associates L.P.           )
in the presence of:                    )
/s/ Daniel Lee

SIGNED by Yoshiaki Hasegawa            )
of JAIC International (HK) Co., Ltd.   )
as Investment Manager of               )  /s/ Yoshiaki Hasegawa
MMFI Capi Venture Investments Limited  )
in the presence of:                    )

SIGNED by                              )
For and on behalf of                   )  /s/ Quek Cher Teck
UOB Venture (Shenzhen) Limited         )
in the presence of:                    )

SIGNED by                              )
For and on behalf of                   )  /s/ Edmond Wong
Huitung Investments (BVI) Limited      )
in the presence of:                    )
/s/ Joyce Lee

                                   SCHEDULE 1
                             THE OTHER SHAREHOLDERS

1.    EVER PRAISE HOLDINGS LIMITED

2.    TITAN I VENTURE CAPITAL CO., LTD.

3.    TITAN II VENTURE CAPITAL CO., LTD.

4.    CFM INVESTMENTS LIMITED-CFM GREATER CHINA FUND

5.    CHINA EQUITY ASSOCIATES L.P.

6.    MMFI CAPI VENTURE INVESTMENTS LIMITED

7.    UOB VENTURE (SHENZHEN) LIMITED

8.    HUITUNG INVESTMENTS (BVI) LIMITED

                                   SCHEDULE 2
                   PARTICULARS OF SHAREHOLDINGS IN THE COMPANY

          SHAREHOLDERS              NO. OF SHARES HELD  % OF SHAREHOLDING
          ------------              ------------------  -----------------
Jitter Bug Holdings Limited              4,564,000            72.23

AIG Asian Opportunity Fund,                468,000             7.41
L.P.

American International                     156,000             2.47
Assurance Company (Bermuda)
Limited

Ever Praise Holdings Limited               195,000             3.09

Huitung Investments (BVI)                  156,000             2.47
Limited

Titan I Venture Capital Co., Ltd.           97,500             1.54

Titan II Venture Capital Co.,               97,500             1.54
Ltd.

CFM Investments Limited-CFM                195,000             3.09
Greater China Fund

China Equity Associates L.P.               234,000             3.70

MMFI Capi Venture                           78,000             1.23
Investments Limited

UOB Venture (Shenzhen)                      78,000             1.23
Limited

                                   SCHEDULE 3
          ADDRESS AND FAX NUMBERS FOR NOTIFICATION AND NAMES, ADDRESSES
              AND FAX NUMBERS OF AGENTS FOR SERVICE OF PROCEEDINGS

Name, address and fax number of party  Name, address and fax number of the agent

(a)  Ninetowns Digital World Trade     Li & Partners
     Holdings Limited                  22/F., World Wide House
     Unit 2205 Worldwide House         Central, Hong Kong
     19 Des Voeux Road Central
     Hong Kong                         Fax: (852) 2501 0028

     Fax number: (852) 2868 5121

(b)  Jitter Bug Holdings Limited       Li & Partners
     P.O. Box 957                      22/F., World Wide House
     Offshore Incorporations Centre    Central, Hong Kong
     Road Town
     Tortola                           Fax: (852)2501 0028
     British Virgin Islands

     Fax number: (852) 2868-5121

(c)  AIG Asian Opportunity G.P.,       AIG Global Investment Corporation (Asia)
     L.L.C., in its capacity as        Ltd.
     general partner for AIG Asian     Suites 3601 & 10-12
     Opportunity Fund, L.P.            One Pacific Place
     c/o Maples & Calder               88 Queensway
     PO Box 309                        Hong Kong
     Ugland House
     South Church Street               Fax number: (852) 2893 6606
     George Town
     Grand Cayman
     Cayman Islands

     Fax number: (1) 345 949 8080

     with a copy to:

     AIG Global Investment Corporation
     (Asia) Limited
     Suites 3601 & 10-12
     One Pacific Place
     88 Queensway
     Hong Kong

     Fax number: (852) 2893 6606

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN
OMITTED

(d)  American International Assurance Company  AIG Global Investment Corporation
     (Bermuda) Limited                         (Asia) Ltd.
     American International Building           Suites 3601 & 10-12
     29 Richmond Road                          One Pacific Place
     Pembroke                                  88 Queensway
     Bermuda HM 08                             Hong Kong
     Bermuda
                                               Fax number: (852) 2893 6606
     Fax number: (1) 441 292 6735

     with a copy to:

     AIG Global Investment Corporation (Asia)
     Limited
     Suites 3601 & 10-12
     One Pacific Place
     88 Queensway
     Hong Kong

     Fax number: (852) 2893 6606

(e)  Wang Shuang                               Li & Partners
     *********                                 22/F., World Wide House
                                               Central, Hong Kong
     Fax number: [FAX NUMBER]
                                               Fax: (852)2501 0028


(f)  Dong Min                                  Li & Partners
     *********                                 22/F., World Wide House
                                               Central, Hong Kong
     Fax number: [FAX NUMBER]
                                               Fax: (852)2501 0028


(g)  Ever Praise Holdings Limited              Li & Partners
     Room 701, Euro Trade Centre               22/F., World Wide House
     21-23 Des Voeux Road Central              Central, Hong Kong
     Hong Kong
                                               Fax: (852)2501 0028
     Fax: (852) 2877-0393

(h)  Titan I Venture Capital Co., Ltd.         Li & Partners
     10/F., 6 Tun Hwa N. Road                  22/F., World Wide House
     Taipei                                    Central, Hong Kong
     Taiwan
                                               Fax: (852) 2501 0028
     Fax number: (886-2) 2751-5416

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

(i)  Titan II Venture Capital Co., Ltd.     Li & Partners
     10/F., 6 Tun Hwa N. Road               22/F., World Wide House
     Taipei                                 Central, Hong Kong
     Taiwan
                                            Fax: (852) 2501 0028
     Fax number: (886-2) 2751-5416

(j)  CFM Investments Limited-CFM Greater    Li & Partners
     China Fund                             22/F., World Wide House
     3/F., 36C Bermuda House                Central, Hong Kong
     Dr. Roy's Drive, George TownGrand
     Cayman, Cayman Islands                 Fax: (852) 2501 0028
     British, West Indies

     Fax number: (886-2) 2751-5416

(k)  China Equity Associates L.P.           Suez Asia Holdings (Hong Kong)
     Suite 5004                               Limited
     One Exchange Square                    Suite 5004
     8 Connaught Place                      One Exchange Square,
     Central                                8 Connaught Place
     Hong Kong                              Central
                                            Hong Kong
     Fax number: (852) 2119 9786
                                            Fax number: (852) 2119 9786

(l)  MMFI Capi Venture Investments Limited  JAIC
     Suite 1112                             Suite 1112
     Two Pacific Place                      Two Pacific Place
     88 Queensway                           88 Queensway
     Admiralty                              Admiralty
     Hong Kong                              Hong Kong

     Fax number: (852) 2509 3025            Fax number: (852) 2509 3025

(l)  UOB Venture (Shenzhen) Limited         Li & Partners
     608 St. James Court                    22/F., World Wide House
     St. Denis Street                       Central, Hong Kong
     Port Louis, Mauritius
                                            Fax: (852) 2501 0028
     Fax number: (65) 6538-2569

(m)  Huitung Investments (BVI) Limited      Li & Partners
     P.O. Box 3140                          22/F., World Wide House
     Road Town, Tortola                     Central, Hong Kong
     British Virgin Islands
                                            Fax: (852) 2501 0028
     Fax number: (886-2) 2502-9716

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